EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Audible, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-91107, 333-110210, and 333-138397) on Form S-8, (Nos. 333-45470, 333-119610, 333-120588, and 333-132938) on Form S-3 and (No. 333-85286 and 333-147858) on Forms S-3 and S-3/A of Audible, Inc. of our report dated March 27, 2008, relating to our audit of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, which appear in this Annual Report on Form 10-K for the year ended December 31, 2007.

Our report on the consolidated financial statements includes an explanatory paragraph that states the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB No. 109.” effective January 1, 2007.

/s/ McGladrey & Pullen, LLP

New York, New York
March 27, 2008